TREDEGAR REPORTS THIRD-QUARTER 2017 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--November 1, 2017--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third-quarter financial results for the period ended September 30, 2017.
Third quarter 2017 net income was $8.3 million ($0.25 per share) compared with net income of $12.0 million ($0.37 per share) in the third quarter of 2016. Net income from ongoing operations, which excludes special items, was $9.4 million ($0.28 per share) in the third quarter of 2017 compared with $7.4 million ($0.22 per share) in the third quarter of 2016. A reconciliation of net income, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2017 and 2016, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Highlights for third quarter 2017 include:

•
Operating profit from ongoing operations for Bonnell Aluminum of $12.6 million (including $2.4 million associated with the acquisition of Futura), was $3.2 million higher than the third quarter of 2016

•	Operating profit from ongoing operations for PE Films of $11.3 million was $2.2 million higher than the third quarter of 2016

•	Operating loss from ongoing operations for Flexible Packaging Films was $1.1 million, which was unfavorable by $1.2 million versus the operating profit in the third quarter of 2016

John Gottwald, Tredegar’s president and chief executive officer, said, “Earnings from ongoing operations in the third quarter increased to 28 cents per share versus 22 cents last year due to continued strong performance from the surface protection component of our polyethylene films segment, as well as accretion in earnings from the acquisition of Futura earlier this year. The previously disclosed risk in surface protection of a possible customer product transition to less costly alternative processes or materials has been minimal to date.  Profits also improved for the quarter in our personal care films business.  We are very focused overall in our polyethylene films segment on investments in R&D and new products to mitigate the impact of expected product transitions, expand our customer base and drive future growth.”
Mr. Gottwald further stated, “Our aluminum extrusions business continues to perform well, and booking and backlog trends remain favorable.  The unfavorable pricing environment resulting from industry excess capacity, particularly in Latin America, continues to impact Terphane’s operating results.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of third-quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2017	2016		2017	2016
Sales volume (lbs)	34,701	33,754	2.8%	103,923	106,214	(2.2)%
Net sales	$89,723	$82,179	9.2%	$265,773	$251,473	5.7%
Operating profit from ongoing operations	$11,251	$9,011	24.9%	$30,965	$23,564	31.4%

Third-Quarter 2017 Results vs. Third-Quarter 2016 Results
Net sales (sales less freight) in the third quarter of 2017 increased by $7.5 million versus 2016 primarily due to:

•	An increase in surface protection films revenue ($1.9 million) primarily due to continued strong demand in the LCD market; and

•	Higher volume and favorable sales mix for elastics materials, acquisition distribution layers materials and overwrap products in personal care materials ($5.7 million).
Operating profit from ongoing operations in the third quarter of 2017 increased by $2.2 million versus the third quarter of 2016 primarily due to:

•	Higher contribution to profits from surface protection films ($2.0 million), primarily due to higher volume and production efficiencies;

•	Higher contribution to profits from personal care materials, primarily due to higher volume and favorable mix ($1.8 million);

•
Higher selling and general expenses ($1.8 million), primarily associated with hiring and employee incentive costs, and higher fixed plant costs related to higher depreciation and other costs ($0.6 million); and

•	Realized cost savings of $0.8 million associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films (“North American facility consolidation”).
The North American facility consolidation was completed in the third quarter of 2017. Total pretax cash expenditures for this multi-year project were $15.5 million, which includes $11.2 million of capital expenditures.
The personal care business is currently evaluating the financial impact of the supply-chain effects of the major storms experienced in Texas and Florida during the third quarter of 2017. Shortages of raw materials and higher distribution costs due to damage to resin supplier infrastructure could have a negative effect on operating profit of up to $1 million in the fourth quarter.
The surface protection operating segment of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
As previously discussed, the Company believes that over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes or materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company continues to anticipate a significant product transition after 2018 in the personal care operating segment of the PE Films reporting segment. The Company currently estimates that this will adversely impact the annual sales of the business unit by $70 million sometime between 2019 and 2021. The Company has been increasing its R&D spending (an increase of $7 million annually versus 2014), expects to invest capital, and is accelerating sales and marketing efforts to capture growth and diversify its customer base and product offerings in personal care products. The overall timing and net change in personal care’s revenues and profits and capital expenditures needed to support growth during this transition period are uncertain at this time.

Year-To-Date 2017 Results vs. Year-To-Date 2016 Results
Net sales in the first nine months of 2017 increased by $14.3 million versus 2016 primarily due to:

•	Higher sales from surface protection films ($9.0 million), primarily due to higher volume and a favorable sales mix;

•
Favorable sales mix for acquisition distribution layer materials, elastics materials and overwrap products, and higher volume for acquisition distribution layer materials in personal care materials ($9.4 million), partially offset by volume reductions from the winding down of known lost business in personal care that was substantially completed by the end of 2016 ($5.4 million); and

•	Higher volume and improved pricing related to other PE Films products ($1.3 million).
Operating profit from ongoing operations in the first nine months of 2017 increased by $7.4 million versus the first nine months of 2016 primarily due to:

•	Higher contribution to profits from surface protection films ($8.0 million), primarily due to higher volume, a favorable sales mix, and production efficiencies;

•
Higher contribution to profits from personal care materials, primarily due to improved volume and inflation-driven price increases ($4.2 million), partially offset by known lost business ($2.2 million);

•	Lower contribution to profits from overwrap products ($0.7 million); and

•
Higher net general, selling and plant expenses ($3.6 million), primarily associated with strategic hires and an increase in employee incentive costs, partially offset by realized cost savings of $1.9 million associated with the North American facility consolidation.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $12.9 million in the first nine months of 2017 compared to $20.0 million in the first nine months of 2016. PE Films currently estimates that total capital expenditures in 2017 will be $18 million, including approximately $10 million for routine capital expenditures required to support operations. Capital spending for strategic projects in 2017 includes capacity expansion for elastics and acquisition distribution layer materials, in addition to other growth and strategic projects. Depreciation expense was $10.7 million in the first nine months of 2017 and $10.0 million in the first nine months of 2016. Depreciation expense is projected to be $14 million in 2017.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of third quarter and year-to-date operating results from ongoing operations for Terphane is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2017	2016		2017	2016
Sales volume (lbs)	21,640	23,204	(6.7)%	65,668	66,222	(0.8)%
Net sales	$26,628	$27,303	(2.5)%	$79,925	$80,888	(1.2)%
Operating profit (loss) from ongoing operations	$(1,074)	$93	NA	$(3,392)	$1,184	NA

Third-Quarter 2017 Results vs. Third-Quarter 2016 Results
Sales volume decreased by 6.7% in the third quarter of 2017 compared with the third quarter of 2016 due to lower production volume. Lower production in July and August 2017 versus the same period in 2016 was due primarily to numerous intermittent power outages at Terphane’s Cabo, Brazil plant. Net sales in the third quarter of 2017 decreased 2.5% versus the third quarter of 2016 due to the low production, partially offset by a favorable sales mix.
Terphane’s operating results from ongoing operations in the third quarter of 2017 declined by $1.2 million versus the third quarter of 2016 primarily due to:

•	Inefficiencies from lower-than-planned production, as noted above, in the third quarter of 2017, partially offset by a favorable sales mix (net unfavorable impact of $0.7 million); and

•
Foreign currency transaction losses of $0.3 million in the third quarter of 2017 versus $0.1 million of gains in the third quarter of 2016, associated with U.S. Dollar denominated export sales in Brazil.

The Company expects Terphane’s future operating results to continue to be volatile until industry capacity utilization and the competitive dynamics in Latin America improve. Additional capacity from a competitor in Latin America came on-line late in the third quarter of 2017.  A non-cash impairment charge associated with Terphane’s trade name intangibles not subject to amortization (balance of $6.5 million at September 30, 2017) and depreciable and amortizable assets could be triggered depending on the market's response to this increased capacity.
Year-To-Date 2017 Results vs. Year-To-Date 2016 Results
Sales volume declined by 0.8% in the first nine months of 2017 compared with the first nine months of 2016 partially due to lower volume in its markets outside of Brazil in the second quarter of 2017 and lower production resulting from power outages at Terphane’s Cabo, Brazil plant in the third quarter of 2017. Net sales in the first nine months of 2017 decreased 1.2% versus the first nine months of 2016 largely due to production issues in the third quarter, partially offset by a favorable sales mix.
Terphane had an operating loss from ongoing operations in the first nine months of 2017 of $3.4 million versus an operating profit from ongoing operations in the first nine months of 2016 of $1.2 million. The resulting unfavorable change of $4.6 million for the period was primarily due to:

•	Inefficiencies from lower-than-planned production in the first and third quarters of 2017, partially offset by a favorable sales mix (net unfavorable impact of $1.0 million);

•
Foreign currency transaction losses of $0.4 million in the first nine months of 2017 versus $3.2 million of losses in the first nine months of 2016, associated with U.S. Dollar denominated export sales in Brazil;

•
Higher raw material costs of $2.1 million in the first nine months of 2017 that could not be passed through to customers due to competitive pressures versus a benefit of $1.2 million in the first nine months of 2016 from lower raw material costs; and

•
Higher costs and expenses of $3.1 million primarily related to the adverse impact of high inflation in Brazil and the appreciation by approximately 12% of the average exchange rate for the Brazilian Real relative to the U.S. Dollar.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $2.3 million in the first nine months of 2017 compared to $2.0 million in the first nine months of 2016. Terphane currently estimates that total capital expenditures in 2017 will be $4 million, all for routine capital expenditures required to support operations. Depreciation expense was $5.5 million in the first nine months of 2017 and $4.9 million in the first nine months of 2016. Depreciation expense is projected to be $7 million in 2017. Amortization expense was $2.2 million in the first nine months of 2017 and $2.1 million in the first nine months of 2016, and is projected to be $3 million in 2017.

Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets.
On February 15, 2017, Bonnell Aluminum acquired Futura Industries Corporation (“Futura”) on a net debt-free basis for approximately $92 million. The amount actually funded in cash at the transaction date was approximately $87.0 million, which was net of preliminary closing adjustments for working capital and seller transaction-related obligations assumed and subsequently paid by Bonnell Aluminum. In addition, the Company expects to be refunded $5 million in the first half of 2018 since Futura is not expected to meet certain performance requirements for the 2017 fiscal year. The acquisition, which was funded using Tredegar’s secured revolving credit agreement, is being treated as an asset purchase for U.S. federal income tax purposes.
A summary of third-quarter and year-to-date results from ongoing operations for Aluminum Extrusions, including the results of Futura since its date of acquisition, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2017	2016		2017	2016
Sales volume (lbs) *	45,241	43,549	3.9%	132,598	129,872	2.1%
Net sales	$122,149	$91,067	34.1%	$344,956	$269,987	27.8%
Operating profit from ongoing operations	$12,601	$9,427	33.7%	$34,201	$27,786	23.1%
* Excludes sales volume associated with Futura, acquired on February 15, 2017.
Third-Quarter 2017 Results vs. Third-Quarter 2016 Results
Net sales in the third quarter of 2017 increased versus 2016 primarily due to the addition of Futura. Futura contributed net sales of $20.3 million in the third quarter of 2017. Excluding the impact of Futura, net sales improved due to higher sales volume and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the third quarter of 2017 increased by 3.9% versus 2016 due to higher volume in the building & construction and specialty markets. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $7.8 million.
Operating profit from ongoing operations in the third quarter of 2017 increased by $3.2 million in comparison to the third quarter of 2016. Excluding the favorable profit impact of Futura ($2.4 million), operating profit from ongoing operations increased $0.8 million. Higher volume and inflation-related sales prices ($2.2 million) were partially offset by increased operating costs, including utilities and employee-related expenses and higher depreciation ($0.7 million). In addition, the startup of the new extrusion line at the Niles, Michigan plant, resulted in disruptions to normal plant production and had an estimated adverse impact on profits of $0.7 million.

Year-To-Date 2017 Results vs. Year-To-Date 2016 Results
Net sales in the first nine months of 2017 increased $75.0 million versus 2016 primarily due to the addition of Futura. Futura has contributed net sales of $49.8 million since its acquisition in the first quarter of 2017. Excluding the impact of Futura, net sales were higher primarily as a result of an increase in average selling prices due to the pass-through to customers of higher market-driven raw material costs and higher volume. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $20.5 million.
Volume on an organic basis in the first nine months of 2017 increased by 2.1% versus 2016. Higher volume in the specialty and automotive markets was partially offset by a decrease in the building & construction market. The Company believes that lower year-to-date sales volume in the building & construction market has resulted primarily from downtime in the first quarter associated with upgrades made to a paint line that serves this market and the timing of customer orders. Overall booking and backlog trends continue to increase compared with the prior year.
Operating profit from ongoing operations in the first nine months of 2017 increased by $6.4 million versus the first nine months of 2016. Excluding the favorable profit impact of Futura ($6.2 million), operating profit from ongoing operations increased $0.2 million, primarily due to higher volume and higher inflation-related sales prices, partially offset by higher depreciation and disruptions to normal plant production associated with the startup of the new extrusion line at the Niles, Michigan plant.
Cast House Explosion
On June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department, causing significant damage to the cast house and related equipment. The Company completed the process of replacing the damaged casting equipment, and the cast house resumed production in the third quarter of 2017. Bonnell Aluminum has various forms of insurance to cover losses associated with this type of event.
During the first nine months of 2017, Bonnell incurred $5.6 million of additional operational expenses as a result of the explosion, and $5.5 million of this amount has been fully offset by anticipated insurance recoveries. Additionally, $0.6 million of additional operational expenses incurred in 2016 that were previously considered not reasonably assured of being covered by insurance recoveries are now expected to be recovered and are included as an offset to expenses in “Plant shutdowns, asset impairments, restructurings and other” in the Net Sales and Operating Profit by Segment and in “Cost of goods sold” in the Condensed Consolidated Statements of Income. In the fourth quarter of 2017, all remaining insurance claims associated with this matter are expected to be settled, which will likely trigger a gain associated with the involuntary conversion of the old cast house.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $21.9 million in the first nine months of 2017 (including $1.3 million associated with Futura since it was acquired), compared to $8.5 million in the first nine months of 2016. Net capital expenditures are projected to total $23 million in 2017 (net of $5 million of expected insurance recoveries), including $9 million used to complete the extrusions capacity expansion project at the Niles, Michigan plant, expenditures to repair the damage caused by the cast house explosion net of related insurance recoveries (facility upgrades of approximately $2 million will not be covered by insurance reimbursements), $5 million for routine items required to support legacy operations, and $2 million to support the operations of Futura. Depreciation expense was $8.7 million in the first nine months of 2017, which included $2.1 million from the addition of Futura, compared to $6.1 million in the first nine months of 2016, and is projected to be $12 million in 2017. Amortization expense was $2.2 million in the first nine months of 2017, which included $1.5 million from the addition of Futura, and $0.8 million in the first nine months of 2016, and is projected to be $3 million in 2017.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $7.6 million in the first nine months of 2017, a favorable change of $0.4 million from the first nine months of 2016. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.1 million in 2017. Corporate expenses, net, decreased in the first nine months of 2017 versus 2016 primarily due to lower pension expense and stock-based employee benefit costs, partially offset by higher incentive accruals.
Interest expense was $4.6 million in the first nine months of 2017 in comparison to $2.9 million in the first nine months of 2016, primarily due to higher average debt levels from the acquisition of Futura. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the Company’s revolving credit agreement that was refinanced in the first quarter of 2016.
The effective tax rate used to compute income tax expense from continuing operations was 14.7% in the first nine months of 2017, compared to 7.6% in the first nine months of 2016. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 37.2% for the first nine months of 2017 versus 31.6% in 2016. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2017 and 2016 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (“Form 10-Q)”.
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was maintained at an estimated value of $45 million at September 30, 2017, the same valuation level recognized as of June 30, 2017. For the first nine months of 2017, the Company’s investment in kaléo was written up by $24.8 million and, while included in net income under GAAP, has consistently been excluded from net income from ongoing operations as shown in the reconciliation table in the first item of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The Company’s valuation estimate is based on projection assumptions that have a wide range of possible outcomes. Ultimately, the true value of Tredegar’s ownership interest in kaléo will be determined if and when a liquidity event occurs.

CAPITAL STRUCTURE
Total debt was $177.0 million at September 30, 2017, compared to $95.0 million at December 31, 2016. Net debt (debt in excess of cash and cash equivalents) was $145.1 million at September 30, 2017, compared to $65.5 million at December 31, 2016. The increase in debt was substantially due to the acquisition of Futura, which was funded using borrowings under the Company’s secured revolving credit agreement. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (e) in the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our cost-basis investment in kaléo;

•	possibility of the imposition of tariffs on imported aluminum billet used in our aluminum extrusions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part II, Item 5 of the Form 10-Q and in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2016 sales of $828 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sales	$247,121	$207,702	$715,494	$623,569
Other income (expense), net (b)(c)	34	388	38,055	1,481
	247,155	208,090	753,549	625,050

Cost of goods sold (b)	196,393	166,622	575,614	499,504
Freight	8,621	7,153	24,840	21,221
Selling, R&D and general expenses (b)	25,669	21,902	77,466	71,485
Amortization of intangibles	1,658	1,019	4,550	2,965
Interest expense	1,757	886	4,579	2,918
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	361	1,129	653	2,355
	234,459	198,711	687,702	600,448
Income before income taxes	12,696	9,379	65,847	24,602
Income taxes (benefit) (d)(f)	4,422	(2,669)	9,667	1,864
Net income	$8,274	$12,048	$56,180	$22,738

Earnings per share:
Basic	$0.25	$0.37	$1.71	$0.69
Diluted	$0.25	$0.37	$1.70	$0.69

Shares used to compute earnings per share:
Basic	32,954	32,818	32,945	32,730
Diluted	32,954	32,828	32,952	32,733

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Sales
PE Films	$89,723	$82,179	$265,773	$251,473
Flexible Packaging Films	26,628	27,303	79,925	80,888
Aluminum Extrusions	122,149	91,067	344,956	269,987
Total net sales	238,500	200,549	690,654	602,348
Add back freight	8,621	7,153	24,840	21,221
Sales as shown in the Condensed Consolidated Statements of Income	$247,121	$207,702	$715,494	$623,569

Operating Profit (Loss)
PE Films:
Ongoing operations	$11,251	$9,011	$30,965	$23,564
Plant shutdowns, asset impairments, restructurings and other (b)	(919)	(1,187)	(3,890)	(3,678)
Flexible Packaging Films:
Ongoing operations	(1,074)	93	(3,392)	1,184
Plant shutdowns, asset impairments, restructurings and other (b)	—	—	11,856	—
Aluminum Extrusions:
Ongoing operations	12,601	9,427	34,201	27,786
Plant shutdowns, asset impairments, restructurings and other (b)	(377)	1,405	(3,147)	840
Total	21,482	18,749	66,593	49,696
Interest income	42	70	171	158
Interest expense	1,757	886	4,579	2,918
Gain (loss) on investment accounted for under fair value method (c)	—	(1,300)	24,800	(200)
Stock option-based compensation costs	111	31	153	24
Corporate expenses, net (b)	6,960	7,223	20,985	22,110
Income before income taxes	12,696	9,379	65,847	24,602
Income taxes (benefit) (d)(f)	4,422	(2,669)	9,667	1,864
Net income	$8,274	$12,048	$56,180	$22,738

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash & cash equivalents	$31,850	$29,511
Accounts & other receivables, net	126,964	97,388
Income taxes recoverable	8,260	7,518
Inventories	82,426	66,069
Prepaid expenses & other	8,354	7,738
Total current assets	257,854	208,224
Property, plant & equipment, net	310,077	260,725
Goodwill & other intangibles, net	188,334	151,423
Other assets	55,683	30,790
Total assets	$811,948	$651,162
Liabilities and Shareholders’ Equity
Accounts payable	$95,684	$81,342
Accrued expenses	41,776	38,647
Total current liabilities	137,460	119,989
Long-term debt	177,000	95,000
Deferred income taxes	25,767	21,110
Other noncurrent liabilities	97,807	104,280
Shareholders’ equity	373,914	310,783
Total liabilities and shareholders’ equity	$811,948	$651,162

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$56,180	$22,738
Adjustments for noncash items:
Depreciation	25,072	21,004
Amortization of intangibles	4,550	2,965
Deferred income taxes	(104)	(5,122)
Accrued pension income and post-retirement benefits	7,645	8,168
(Gain)/loss on investment accounted for under the fair value method	(24,800)	200
(Gain)/loss on asset impairments and divestitures	50	412
Net (gain)/loss on sale of assets	412	—
Gain from insurance recoveries	—	(1,634)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(16,925)	(4,919)
Inventories	(4,220)	(5,188)
Income taxes recoverable/payable	(603)	(4,095)
Prepaid expenses and other	129	(514)
Accounts payable and accrued expenses	8,674	4,857
Pension and postretirement benefit plan contributions	(4,642)	(7,143)
Other, net	2,093	2,818
Net cash provided by operating activities	53,511	34,547
Cash flows from investing activities:
Capital expenditures	(37,245)	(30,912)
Acquisition	(87,110)	—
Proceeds from the sale of assets and other	121	1,399
Net cash used in investing activities	(124,234)	(29,513)
Cash flows from financing activities:
Borrowings	173,250	61,000
Debt principal payments	(91,250)	(73,250)
Dividends paid	(10,901)	(10,834)
Debt financing costs	—	(2,509)
Proceeds from exercise of stock options and other	695	1,948
Net cash provided by (used in) financing activities	71,794	(23,645)
Effect of exchange rate changes on cash	1,268	2,811
Increase (decrease) in cash and cash equivalents	2,339	(15,800)
Cash and cash equivalents at beginning of period	29,511	44,156
Cash and cash equivalents at end of period	$31,850	$28,356

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three and nine months ended September 30, 2017 and 2016 is shown below:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income as reported under GAAP	$8.3	$12.0	$56.2	$22.7
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.3	1.1	0.9	2.7
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	—	1.0	(18.2)	0.2
Gain associated with the settlement of an escrow agreement	—	—	(11.9)	—
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	—	—	(8.1)	—
Other *	0.8	(6.7)	4.7	(6.3)
Net income from ongoing operations	$9.4	$7.4	$23.6	$19.3

Earnings per share as reported under GAAP (diluted)	$0.25	$0.37	$1.70	$0.69
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.01	0.03	0.03	0.08
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	—	0.03	(0.55)	—
Gain associated with the settlement of an escrow agreement	—	—	(0.36)	—
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	—	—	(0.25)	—
Other *	0.02	(0.21)	0.15	(0.18)
Earnings per share from ongoing operations (diluted)	$0.28	$0.22	$0.72	$0.59
* Includes $5.7 million ($0.18 per share) net tax benefit from excess foreign tax credits related to the repatriation of cash from operations in Brazil in the third quarter of 2016. See Note (d) for additional details.

Reconciliations of the pre-tax and post-tax balances attributed to net income from ongoing operations are shown in Note (f).

(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the third quarter and first nine months of 2017 and 2016 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the third quarter of 2017 include:

•
Pretax charges of $0.7 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $0.6 million and by Bonnell of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.2 million associated with a business development project (included in “Selling, R&D and general expenses” in the statements of net sales and operating profit by segment and “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•	Pretax charges of $0.2 million associated with the consolidation of domestic PE Films’ manufacturing facilities (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with the settlement of customer claims and the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana; and

•	Pretax charges of $0.1 million for severance and other employee-related costs associated with restructurings in PE Films;
Plant shutdowns, asset impairments, restructurings and other items in the first nine months of 2017 include:

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $3.3 million related to the acquisition of Futura, i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expenses” in the condensed consolidated statements of income), offset by pretax income of $0.7 million related to the fair valuation of an earnout provision (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $3.5 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $3.0 million and by Aluminum Extrusions of $0.5 million (both included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.5 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the expected recovery of excess production costs of $0.6 million incurred in 2016 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of asset impairments of $0.1 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.5 million (included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.1 million related to a reduction of severance and other employee-related accrued costs;

•
Pretax charges of $1.1 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•
Pretax charges of $0.4 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.3 million) (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•	Pretax charges of $0.2 million associated with the settlement of customer claims and the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the third quarter of 2016 include:

•
Pretax charges of $1.1 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which includes severance and other employee-related costs of $0.3 million, asset impairments of $0.1 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.6 million ($0.4 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $1.7 million related to the explosion that occurred in the second quarter of 2016 at Bonnell’s aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain of $1.9 million for a portion of the insurance recoveries approved by the insurer to begin the replacement of capital equipment, offset by the impairment of equipment damaged by the explosion of $0.3 million (net amount included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal of an accrual for costs related to the explosion of $50,000 (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.2 million) (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first nine months of 2016 include:

•
Pretax charges of $3.6 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which includes severance and other employee-related costs of $0.9 million, asset impairments of $0.4 million, accelerated depreciation of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $1.9 million ($1.4 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $1.1 million related to an explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain of $1.9 million for a portion of the insurance recoveries approved by the insurer to begin the replacement of capital equipment, offset by the impairment of equipment damaged by the explosion of $0.3 million (net amount included in “Other income (expense), net” in the condensed consolidated statements of income) and other costs related to the explosion not recoverable from insurance of $0.5 million (included in “Selling, R&D and general expenses” in the statements of net sales and operating profit by segment);

•
Pretax charges of $0.4 million associated with a business development project (included in “Selling, general and administrative expense” in the “Selling, R&D and general expenses” in the statements of net sales and operating profit by segment);

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.2 million) (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
(c) An unrealized gain on the Company’s investment in kaleo of $24.8 million was recognized in the first nine months of 2017 compared to unrealized losses of $1.3 million and $0.2 million in the third quarter and first nine months of 2016, respectively. There was no change in the estimated fair value from June 30, 2017 to September 30, 2017, as appreciation in value from the discount rate for one quarter was offset by a change in the present value of projected cash flows versus prior projections. The change in the first nine months of 2017 in the estimated fair value of the Company’s holding in kaléo was based primarily on changes in projected future cash flows that are discounted at 45% for their high degree of risk.

(d)
During the second quarter of 2017, the Company initiated a plan to liquidate for tax purposes one of its domestic subsidiaries, which will allow it to claim an income tax benefit on the write-off of the stock basis of one of the Company’s U.S. subsidiaries (“worthless stock deduction”) on its 2017 federal income tax return. The Company recorded an income tax benefit during the second quarter of 2017 of $8.1 million ($0.25 per share) related to the worthless stock deduction, net of valuation allowances and accrual for uncertain tax positions. Also during the second quarter of 2017, the Company recognized a net tax benefit of $0.4 million associated with additional U.S. tax related to the repatriation of cash from Brazil in the third quarter of 2016 offset by the reversal of related tax contingencies. Income taxes in the first nine months of 2017 and 2016 included the partial reversal of a valuation allowance of less than $0.1 million and $0.1 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years.

(e)	Net debt is calculated as follows:

(in millions)	September 30,	December 31,
	2017	2016
Debt	$177.0	$95.0
Less: Cash and cash equivalents	31.9	29.5
Net debt	$145.1	$65.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(f)
Reconciliations of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and nine months ended September 30, 2017 and 2016 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2017	(a)	(b)		(b)/(a)
Net income reported under GAAP	$12.7	$4.4	$8.3	34.8%
Losses associated with plant shutdowns, asset impairments and restructurings	0.5	0.2	0.3
(Gains) losses from sale of assets and other	1.0	0.2	0.8
Net income from ongoing operations	$14.2	$4.8	$9.4	34.0%
Three Months Ended September 30, 2016
Net income reported under GAAP	$9.4	$(2.6)	$12.0	(28.5)%
Losses associated with plant shutdowns, asset impairments and restructurings	1.6	0.5	1.1
(Gains) losses from sale of assets and other	(0.4)	5.3	(5.7)
Net income from ongoing operations	$10.6	$3.2	$7.4	30.8%
Nine Months Ended September 30, 2017
Net income reported under GAAP	$65.8	$9.6	$56.2	14.7%
Losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.5	0.9
(Gains) losses from sale of assets and other	(29.6)	3.9	(33.5)
Net income from ongoing operations	$37.6	$14.0	$23.6	37.2%
Nine Months Ended September 30, 2016
Net income reported under GAAP	$24.6	$1.9	$22.7	7.6%
Losses associated with plant shutdowns, asset impairments and restructurings	4.2	1.5	2.7
(Gains) losses from sale of assets and other	(0.6)	5.5	(6.1)
Net income from ongoing operations	$28.2	$8.9	$19.3	31.6%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com